Exhibit 4.6

Exhibit A

Form of Convertible Note

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$_________	August __, 2016
Charlottesville, VA

For value received, ADIAL PHARMACEUTICALS, LLC, a Virginia Limited Liability Company (the “Company”), promises to pay to ___________________or their assigns (“Holder”) the principal sum of $______________ together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below. This “Note” is one of a series of convertible promissory notes identical in substance to this Note (collectively, the “Notes”) except as to the Holder, date, and principal amount. The Notes are being sold by the Company pursuant to an offering (“Offering”) under Rule 504 of Regulation D.

1.       Definitions. As used in this Note, the following terms are to have the meaning as stated below.

(a)       The “Conversion Cap Price” is, at the time this Note is converted to membership units in the Company per the terms hereunder, the price per Unit equal to the quotient of $2,000,000 divided by the aggregate number of the Company’s outstanding Units as of the date immediately prior to the initial closing of the Qualified Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding other than the Notes).

(b)       “Class XX Units” shall have the meaning defined in Section 5(b) below.

(c)       The “Maturity Date” is August 31, 2029.

(d)       “Operating Agreement” means the Second Amended & Restated Operating Agreement of ADial Pharmaceuticals, L.L.C. dated February 3, 2016 as amended from time to time.

(e)       The “Outstanding Balance” at any time is the outstanding principal balance of this Note, and any accrued but unpaid interest thereon at such time.

(f)       “Qualified Financing” is the sale of equity securities of the Company resulting in gross proceeds to the Company of at least $2,000,000 (not including the conversion of this Note and other notes).

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(g)       “Sale of the Company” shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the Members of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided, however, that a Sale of the Company shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale or other disposition of all or substantially all of the assets of the Company.

(h)        “Units” and “Members” shall have the meaning set forth in the Operating Agreement.

2.       Interest Rate. The Company promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full or conversion under the terms hereunder at an annual rate of 15% or the maximum rate permissible by law, whichever is less. Interest shall be due and payable on the Maturity Date and shall be calculated on a 30/360 basis, compounded monthly.

3.       Maturity. Unless this Note has been previously converted in accordance with the terms hereunder, the entire Outstanding Balance shall become fully due and payable on the Maturity Date.

4.       Prepayment. The Notes may be prepaid by cash payment of an amount equal to Outstanding Balance, plus an additional payment equal to 200% of the Outstanding Balance and by additionally issuing Class A Units (defined in the Operating Agreement) to Holder with the number of Class A Units to be issued being equal to the Outstanding Balance divided by the Conversion Cap Price (i.e., the number of Class A Units shall be equal to the quotient of the Outstanding Balance divided by the Conversion Cap Price) and such Class A Units shall have a basis of $0.00 per unit (i.e. $0.00 Contributed Capital (defined in the Operating Agreement)).

5.       Conversion.

(a)       Conversion Upon a Qualified Financing. In the event that the Company issues and sells either common or preferred Units (“Equity Securities”) in the Company to investors (the “Investors”) in a Qualified Financing, then the Outstanding Balance of this Note shall automatically convert in whole without any further action by the Holder into such Equity Securities at a conversion price equal to the lesser of: (i) one third (1/3) of the per Unit price paid by the Investor in such Equity Securities in the Qualified Financing or (ii) the Conversion Cap Price.

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(b)       Conversion Upon Sale of Company. If the Note has not been previously converted to Equity Securities and the Company elects to consummate a Sale of the Company, then notwithstanding any provision of the Note to the contrary, the Outstanding Balance of this Note shall automatically convert in whole without any further action by the Holder into Class XX Units (defined below) at a conversion price equal to the Conversion Cap Price. “Class XX Units” will be a newly created class of LLC Units (defined in the Operating Agreement) representing Membership Interests (defined in the Operating Agreement) that are identical to Class A Units (defined in the Operating Agreement) except as follows: (i) Class XX Units will receive cumulative distributions in preference to all other LLC Units in an amount equal to three (3) times the Outstanding Balance at the time of conversion (the “Preferential Distribution”), and (ii) after receiving the Preferential Distribution, Class XX Units will then receive distributions at least to the extent as any distributions are received by Class A Units with an associated Contributed Capital (defined in the Operating Agreement) of less than $0.01 per Unit.

(c)       Conversion at Maturity. If the Note has not been previously converted to Equity Securities effective upon the Maturity Date, the Holder may elect to convert each of the Notes into Class XX Units as if a Sale of the Company had occurred by delivery of written notice to the Company at least thirty (30) days prior to the Maturity Date of the intent to make such election to convert.

(d)       Fractional Units. If the conversion of this Note would result in the issuance of a fractional Unit, the Company shall, at the Company’s sole option, (i) issue fractional units, (ii) round the number of units issued up to the nearest whole unit, or (iii) in lieu of issuance of any fractional Unit, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of one Unit into which this Note has converted by such fraction.

6.       Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

7.       Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 7(c) or 7(d)), this Note shall accelerate and three (3) times the Outstanding Balance shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a)       The Company fails to pay timely any of the principal amount, accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)       The Company defaults in its performance of any covenant in this Note;

(c)       The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d)       An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

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8.       Security; Subordination.

(a)       Security. This Note is a general unsecured obligation of the Company and is not guaranteed by any other person or entity or secured by any assets of the Company.

(b)       Senior Indebtedness. The indebtedness evidenced by this Note, including principal and interest, shall be subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), whether now outstanding or hereafter incurred, and any holder of this Note, by acceptance hereof, agrees to and shall be bound by the provisions of this section. “Senior Indebtedness” shall mean the principal and interest on indebtedness of the Company whether now outstanding or hereafter incurred for money borrowed from or guaranteed to banks, trust companies, insurance companies, governmental agencies and other recognized financing institutions, as evidenced by notes or similar obligations unless, in each case, by the terms of the instrument creating or evidencing such indebtedness it is provided that such indebtedness is not superior in the right of payment to this Note.

(c)       Distribution of Assets. Upon any payment or distribution of the assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal and interest due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for before the holder of this Note shall be entitled to be paid in cash or receive any assets.

(d)       Obligation of Company. Nothing contained in this Section 8 is intended to or shall impair the obligation of the Company, which is absolute and unconditional, to pay to Holder and others holding similar Notes the Outstanding Balance on such Notes, as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of Holder and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent Holder from exercising all remedies otherwise permitted by applicable law upon default of this Note, subject to the rights, if any, under this section of the holders of Senior Indebtedness in respect of cash, property or securities of the Company otherwise payable or delivered to such holder upon the exercise of any such remedy.

9.       Repayments. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest and thereafter to principal.

10.     Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

11.     Governing Law. This Note shall be governed by and construed under the laws of the Commonwealth of Virginia, as applied to agreements among Virginia residents, made and to be performed entirely within the Commonwealth of Virginia, without giving effect to conflicts of laws principles.

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12.       Parity with Other Notes. The Company’s repayment obligation to Holder under this Note shall be on parity with the Company’s obligation to repay the Notes issued to other holders pursuant the Offering by the Company. In the event that the Company is obligated to repay the Note and does not have sufficient funds to repay all the holders of the Notes in full, payment shall be made to the Holder of this Note and the holders of the other Notes on a pro rata basis but in all cases subordinate to the holders of Senior Indebtedness.

13.       No Distributions. No distributions may be made to Members (as defined in the Operating Agreement) based on their ownership of Membership Interests unless and until this Note has been repaid in full or converted under the terms hereunder, except that the Board of Directors may make distributions to Members solely for the purpose of assisting with the payment of income taxes as per Section 9.4.2 of the Operating Agreement.

14.       Required Actions of the Company. If necessary, the Company’s Board of Directors will make any amendments to the Operating Agreement in order to comply with the terms herein, including, without limitation, the creation of a Class XX Units upon conversion under Sections 5(b) or 5(c) above.

15.       Conversion to Corporation. In the event the Company converts to a corporation, then all references to membership units in this Note shall automatically be deemed to refer to shares of stock with terms and preference practically similar to such membership units.

16.       Modification; Waiver. Any term of this Note may be amended, or any term thereof waived, upon the written consent of the Company and the approval in writing by holders of Notes whose aggregate principal amount represents fifty percent (50%) of the outstanding principal amount of all then-outstanding Notes.

17.       Assignment. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal. Notwithstanding the above, any transferee of this Note will, upon request, execute a subscription agreement with terms similar to that used for issuance of this Note and any other documentation reasonably requested by the Company.

18.       Operating Agreement. This Note will be subject to the terms and conditions of the Operating Agreement. Prior to receiving Units in the Company the Holder will execute a signature page to the Operating Agreement agreeing to be bound by the terms and conditions of the Operating Agreement.

ADIAL PHARMACEUTICALS, LLC	Holder:

By:	Principal Amount of Note: $
Name:	Date of Note:
Title:

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